DISTRIBUTION AGREEMENT

THIS SALE AND DISTRIBUTION AGREEMENT (the "**Agreement**") is entered into as October 2, 2019 (the "**Effective Date**"), by and between BETWEEN:

ALLIED CORP., a corporation incorporated under the laws of Nevada and having an office at Suite 201 – 1405 St Paul St, Kelowna, BC, V1Y 2E9

(herein "**Allied**")

OF THE FIRST PART

AND:

CBD GROUP ASIA LIMITED, a corporation incorporated under the laws of Hong Kong and having an office at 2410 Fortis Tower, 77-79 Gloucester Road, Hong Kong

(herein "**CGA**")

OF THE SECOND PART

AND:

[JVCo]., a corporation incorporated under the laws of Hong Kong and having an office at ●

OF THE THIRD PART

(herein "**JVCo**")

WHEREAS:

A. Allied and CGA have entered into a Shareholders Agreement dated October 2, 2019, with respect Allied's and CGA's equal ordinary voting share interests in JVCo (the "**Shareholders Agreement**");

B. CGA has distribution and supply chain contacts (the "**Distribution Network**") in China and Hong Kong (the "**Territory**");

C. On the terms and conditions set forth in this Agreement, Allied will grant to JVCo an exclusive right to sell and distribute Allied's cannabidiol based cosmetic and personal care products (the "**Products**") in the Territory subject to satisfaction of certain sales milestones; and

D. On the terms and conditions set forth in this Agreement, CGA will provide access to its Distribution Network to the JVCo for the purpose of selling the Products within the Territory (the "**License**").

NOW, THEREFORE for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Allied, CGA and JVCo jointly and severally agree as follows:

1. DEFINITIONS

1.1 For purposes of this Agreement, the following terms will have the meanings set forth below:

(a) "**Affiliates**" means, with respect to each Party, any person which controls, is controlled by, or is controlled by the same company or person who controls that Party.

(b) "**Confidential Information**" means, in relation to a Party (the "**Discloser**") all information of or relating to the Discloser or its Affiliates disclosed to another Party (the "**Recipient**") pursuant to or in connection with this Agreement including: (a) trade secrets, concepts, technical information and designs, improvements, innovations, know-how and technical expertise; (b) inventions, whether patentable or not; (c) unpublished applications for the protection or registration of patents, trade-marks, copyright or other intellectual property; (d) specifications, graphic designs, research and development results, material data, and pricing structures; (e) market information including proposed product lines, customer lists, trade-marks, names, dress, or distinguishing guises, marketing concepts and ideas, business information and methods, business plans, and personnel data; (f) financial information, including sales, financial statements, budgets, projections, (g) information concerning any unreleased, proposed, unannounced or prototype product or method, (h) information gathered by Discloser by the expenditure of time and effort, whether pertaining to inventions, trade secrets, know how, technological advances or market strategies; (i) contracts; and (j) any other information whether technical, business, financial and marketing information, customer information (including personally identifiable information) or otherwise; in each case, regardless of whether marked as confidential and irrespective of the form in which it is disclosed (including orally, in writing, electronically or through electronic access, or visual presentation or demonstration), but excluding any information that (aa) is or becomes publicly available without breach of this Agreement through no fault of Recipient, or (bb) was demonstrably in the possession of Recipient prior to receiving it from Discloser or Discloser's Affiliate, (cc) Recipient can demonstrate was developed by it independently and without use of or reference to the information of Discloser or Discloser's Affiliates, or (dd) Recipient receives from a third party who is under no confidentiality obligation to Discloser. Confidential Information of CGA will include the Specifications and the Intellectual Property Rights therein.

(c) "**Effective Date**" has the meaning set forth in the first paragraph of this Agreement.

(d) "**Party**" means any of the parties to this Agreement and "Parties" means all parties to this Agreement.

(e) "**Territory**" means all of Hong Kong and China.

(f) "**Trademarks**" means any trademarks, trade names or business name used (or that may be used) by Allied.

2. SERVICES AND RESPONSIBILITIES

2.1 JVCo retains Allied and CGA to provide the Services (defined in Schedule "A") and CGA and Allied mutually agree to provide the Services to JVCo.

2.2 JVCo will share with CGA and Allied information reasonably requested from JVCo in regards to the Products and the sale of such Products in order for Allied and CGA to provide the Services.

3. COMMISSION AND PURCHASE PRICE

3.1 For the purposes of this Agreement, "Affiliate of JVCo" means a corporation that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with JVCo.

3.2 JVCo shall pay CGA a commission (the "**Commission**") equal to ten (10) percent of the gross proceeds (less any sales taxes included in the gross proceeds for remittance by JVCo) paid to JVCo or to any Affiliate of JVCo for the purchase of the Products by any person that is introduced to JVCo by CGA during the Term (defined below) (each a "**Purchaser**").

3.3 JVCo shall order the Products from Allied and Allied shall provide the Products to JVCo at a price that is Allied's costs incurred in the manufacturing, packaging and delivery of the Products to the location requested by JVCo plus five (5%) percent, or such other cost as may be agreed to between the Parties from time to time (the "**Purchase Price**"). If agreed to by the Parties, Allied may deliver the Products to the location requested by the JVCo prior to receiving payment representing the Purchase Price, with the respective Purchase Price being paid to Allied once the Products have been sold by JVCo or CGA.

3.4 The terms of the Commission and the Purchase Price with respect to any Products may be modified upon mutual written agreement among the Parties hereto.

3.5 The remainder of proceeds from the sale of Products after payment of the Purchase Price and Commission owed to Allied or CGA, respectively, shall be retained in JVCo for the purposes of operating the business of JVCo, including funding future purchase orders to Allied and paying the operating costs of the JVCo unless agreed otherwise by Allied and CGA.

3.6 The payment of dividends by JVCo to Allied and CGA, as the shareholders of JVCo, will at the discretion of the Board of Directors of JVCo, to be comprised of one representative from each of Allied and CGA. Dividends that may be issued will be paid from the proceeds from the sale of Products less the Purchase Price, Commission and operating costs of the JVCo and shall be subject to the condition that JVCo will not be rendered insolvent by the payment of such dividends.

3.7 Subject to any confidentiality obligations of Allied and Affiliates of Allied, Allied shall inform CGA of any sale of Products by Allied and Affiliates of Allied upon any reasonable request of CGA.

3.8 Upon receipt by JVCo, or an Affiliate of JVCo of full payment of the Purchase Price from a Purchaser for the purchase of Products, JVCo. shall, within seven (7) calendar days of such receipt pay the Commission, if any, to CGA.

3.9 CGA shall pay all required withholding tax, income tax, and all other taxes, fees, charges, or amounts imposed by any government or authorized body on any Commissions payable.

3.10 On or after delivery of the Products to JVCo, Allied will provide to JVCo an invoice for the Purchase Price for the Products and JVCo shall provide payment in full to Allied by no later than sixty (60) days from the date of delivery of the Products.

4. RIGHTS TO ALLIED PRODUCTS

4.1 *Rights to Products.* Allied hereby grants an exclusive right within the Territory to CGA to market, sell and distribute the Products and to label the Products for JVCo.

5. RIGHTS TO CGA DISTRIBUTION NETWORK

5.1 *Right to Distribution Network*. Subject to Section 5.2 of this Agreement, CGA hereby grants access to its Distribution Network to JVCo for the purpose of selling the Products within the Territory.

5.2 *Rights not Exclusive*. Nothing in this Agreement shall restrict CGA from utilizing the Distribution Network for sales of products which may compete with the Products sold inside or outside of the Territory.

6. SHAREHOLDER'S AGREEMENT

6.1 In the event that there is a conflict between this Agreement and the Shareholder's Agreement, the Shareholder's Agreement shall govern.

7. TERM AND TERMINATION

7.1 *Term of Agreement*. Unless sooner terminated in accordance with this Article 7, this Agreement will take effect and commence on the Effective Date and continue for a term of one (1) year. Thereafter, the Agreement may be renewed for successive five (5) year terms upon mutual agreement of Allied and CGA.

7.2 *Termination*. In addition to termination by expiration under Section 7.1 above, the Parties will have the right to terminate this Agreement as follows:

(a) Either Party may terminate this Agreement because of a material breach or material default of this Agreement by the other Party as follows: The terminating Party will give the other Party prior written notice thereof, specifying in reasonable detail the alleged material breach or material default, and if such alleged material breach or material default continues unremedied for a period of thirty (30) days with respect to monetary breaches or defaults or forty-five (45) days with respect to non-monetary breaches or defaults after the date of receipt of the notification, then such terminating Party may immediately terminate this Agreement by again providing written notification to the defaulting Party. This Section 7.2(a) will not be exclusive and will not be in lieu of any other remedies available to a Party hereto for any breach or default hereunder on the part of the other Party.

(b) Either Party may immediately terminate this Agreement by providing written notice to the other Party if the other Party, in the event of the insolvency or bankruptcy of the other Party, or upon the commencement of any proceeding, voluntary or involuntary, in insolvency or bankruptcy in which the other Party is involved or the other Party makes or executes any assignment for the benefit of creditors.

(c) Upon Termination of the Shareholder Agreement or dissolution of JVCo.

7.3 *Effect of Termination*. Upon termination of this Agreement for any reason (whether due to breach of either Party, expiration pursuant to Section 7.1 or otherwise), Products manufactured and packaged pursuant to purchase orders received from Allied and accepted by CGA or JVCo, shall be purchased by JVCo, and the sale of such Products shall be governed by the terms of this Agreement notwithstanding termination of the Agreement.

7.4 *Continuing Obligations*. Termination of this Agreement for any reason will not relieve the Parties of any obligation accruing prior thereto or any antecedent breach of the provisions of this Agreement, and, will be without prejudice to the rights and remedies of either Party with respect to any antecedent breach of the provisions of this Agreement. Without limiting the generality of the foregoing and in addition to the foregoing, no termination of this Agreement, whether by lapse of time or otherwise, will serve to terminate the rights and obligations of the Parties hereto under

Articles 8, 10 and 11 hereof and Sections 7.4, 7.5, 9.1, and 9.3 hereof, and such obligations will survive any such termination.

7.5 *Non-Exclusive Remedies*. The remedies set forth in this Section 7 or elsewhere in this Agreement will be in addition to, and will not be to the exclusion of, any other remedies available to the Parties at law, in equity or under this Agreement. Without limiting the generality of the foregoing, if CGA at any time, pursuant to Section 11.12 or otherwise, is unable to fulfill the purchase orders of Allied for Products in accordance with this Agreement, any necessary allocation of raw materials, facility systems or capacity used for the affected Products and any other product or purposes, will be made as between Allied's needs and the needs of any other Party to whom CGA has firm contractual obligations on a basis no less favorable than pro rata on a volume basis.

8. CONFIDENTIALITY

8.1 *Restriction on Use of Confidential Information*. Each Party agrees with respect to the other Party's Confidential Information to:

(a) hold in strict confidence all Confidential Information;

(b) use the Confidential Information solely to perform or to exercise its rights under this Agreement; and

(c) not to transfer, display, convey or otherwise disclose or make available all or any part of such Confidential Information to any person or entity other than to its directors, officers, employees and agents who have a bona fide need to know such Confidential Information to fulfill obligations hereunder and who are bound by confidentiality obligations at least as restrictive as the terms of this Agreement ("**Representatives**").

8.2 A Recipient shall not use (except as expressly provided in this Agreement) or disclose Confidential Information without the prior written consent of the Discloser. Without limiting the foregoing, a Recipient shall use at least the same degree of care to protect Confidential Information as it uses to protect its own confidential information of like nature, but in no circumstances less than reasonable care.

8.3 *Use by Representatives*. The handling and treatment of the Confidential Information by the Representatives in accordance with this Agreement is the full responsibility of a Recipient. Disclosure by any Representative which, if made by a Recipient, would constitute a breach of this Agreement by that Recipient, shall constitute a breach by that Recipient.

8.4 *Disclosures Required by Law*. Notwithstanding Section 8.1, to the extent a Recipient is legally required to disclose Confidential Information of a Discloser by law, the applicable rules of any stock exchange on which Recipient's securities are listed at the relevant time or as a result of judicial or other governmental action, that Recipient may disclose such information; provided, that prompt notice of said law, rules or judicial or other governmental action shall have been given to the Discloser prior to the disclosure so that the Discloser is afforded the opportunity (consistent with the legal obligations of the Recipient) to seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained or the Discloser waives compliance with the provisions of this Agreement, the Recipient shall furnish only that portion of the Confidential Information which it is required to disclose.

8.5 *Remedies Upon Breach*. Each Party acknowledges that the Confidential Information of the other Party is the exclusive property of, and constitutes valuable commercial assets of, such Party and/or its Affiliates, the development of which required a significant investment of its human resources, intellectual property and financial assets. The Parties further acknowledges that any use or

disclosure of the Confidential Information in a manner inconsistent with the provisions of this Agreement may cause irreparable damage to a Discloser, for which remedies other than injunctive relief may be inadequate. Accordingly, a Discloser is entitled to equitable relief, including interim and permanent injunctive relief, specific performance, and other equitable remedies in the event of any breach of this Article 8 by a Recipient in addition to any other remedies available to the Discloser. The Party in violation of this Article 8 also agrees to reimburse a Discloser for all reasonable costs and expenses, including legal fees, incurred by that Discloser in successfully enforcing obligations under this Article 8.

8.6 *Return or Destruction*. Upon the termination or expiration of this Agreement or upon the earlier request of a Discloser, a Recipient shall (a) at its own expense, (i) promptly return to the Discloser all information that is in tangible form (and all copies thereof) that is the property of the Discloser (including pursuant to this Agreement) or that contains any Confidential Information (collectively, the "**Material Information**") and remove all digital representations thereof in any form from all electronic storage media in its possession or under its control, or (ii) upon written request from a Discloser, destroy Material Information that is in tangible form and remove all digital representations thereof in any form from all electronic storage media in its possession or under its control and, (b) cease all further use of any Material Information, whether in tangible or intangible form. In each case the Recipient shall provide the Discloser with written certification that the obligations in this Section 8.6 have been complied with.

8.7 *Ownership*. Each Party hereby agrees that the Confidential Information is, and will remain, the property of the Discloser and/or its Affiliates. A Recipient obtains no right, title, interest or licence in or to any of the Confidential Information except for the rights expressly set forth in this Agreement.

8.8 *Third Party Beneficiary*. To the extent a Recipient is in receipt of any Confidential Information of a Discloser's Affiliate(s), such Affiliate(s) shall be considered third party beneficiaries under this Agreement and shall be entitled to the rights and remedies available to the Discloser as if such Affiliate(s) were a party hereto.

8.9 *Agreement Confidential*. The Parties acknowledge and agree that this Agreement; the terms and conditions of this Agreement; and its existence shall be treated as confidential and shall not be disclosed by a Party hereto to a third party without the express consent of the other Party except where such disclosure is in accordance with Section 8.4. Notwithstanding the foregoing, the Parties acknowledge and agree that the terms of this Agreement may be required to be disclosed publicly by Allied and CGA pursuant to continuous disclosure obligations under securities laws and stock exchange policies which apply to Allied or CGA (either directly or indirectly). In the event the terms and conditions of this Agreement or its existence are required to be disclosed, any Party subject to such requirements agrees to provide the other Party and its legal counsel with a reasonable opportunity to review and comment on drafts of any such disclosure.

8.10 *No Publicity*. Except as required by law or the applicable rules of any stock exchange on which either Party's securities are listed at the relevant time, neither Party will make any reference in any manner (including in any press release, customer list, website, presentation or other media or method) to the other Party (including the use of the other Party's name, logo, and identifying description), this Agreement, or the relationship created herein without the prior consent of the other Party, which consent may be granted or withheld at the other Party's sole discretion.

9. ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES

9.1 *Compliance with Law*. Allied will comply with all applicable laws relating to its manufacturing and delivery of the Product. CGA will comply with all applicable laws relating to its distributing, marketing, promoting and selling of the Products in the Territory. Allied agrees and acknowledges it will have sole responsibility for, among other things, adverse event reporting and product quality complaints. CGA and Allied each will keep all records and reports required to be kept by applicable laws, and each will make its facilities available at reasonable times during regular business hours

for inspection by representatives of governmental agencies. During the term of this Agreement and for two years thereafter, CGA and Allied each will notify the other within twenty-four (24) hours of receipt of any notice or any other indication whatsoever of any governmental agency inspection, investigation or other inquiry, or other notice or communication of any type from a governmental agency, involving the manufacturing, selling, marketing, and promoting of the Products. Allied and CGA will cooperate with each other during any such inspection, investigation or other inquiry including allowing upon reasonable request a representative of the other to be present during the applicable portions of any such inspection, investigation or other inquiry and providing copies of all relevant documents. Allied and CGA will discuss any response to observations or notifications received in connection with any such inspection, investigation or other inquiry and each will give the other an opportunity to comment upon any proposed response before it is made. In the event of disagreement concerning the form or content of such response, however, CGA will be responsible for deciding the appropriate form and content of any response with respect to any of its cited activities and Allied will be responsible for deciding the appropriate form and content of any response with respect to any of its cited activities.

9.2 *Ownership of Allied Brands.* CGA agrees that the Products that Allied has produced or will produce ("**Allied Brands**") and which are distributed directly by JVCo or CGA shall be owned on a global basis 100% by Allied. By way of this Agreement, the Products which are Allied Brands are herby authorized for the sale and distribution to JVCO and CGA for the territory of Asia. However, Products which are co-developed under the terms of this Agreement by the Parties hereto shall be owned by JVCo.

9.3 *Recall.* CGA and Allied will each maintain such traceability records as may be necessary to permit a recall or field correction of the Products. If CGA or Allied is required or requested by any governmental authority, or if Allied in its sole discretion otherwise elects, to recall any Products for any reason, Allied will be responsible for initiating such recall after consultation with CGA. If CGA identifies or discovers a problem with a Product which has or may have been shipped to third parties, then CGA will notify Allied. The cost of any voluntary recall initiated by Allied shall be borne solely by Allied, and Allied shall reimburse JVCo and CGA for any costs incurred with such recall.

9.4 *CGA Error.* CGA will use reasonable commercial efforts to cooperate fully with Allied in connection with any recall. If any recall of Products distributed on or after the Effective Date is due to the gross negligence, bad faith or wilful misconduct of CGA ("**CGA Error**"), CGA will reimburse JVCo for (i) the purchase price(s) paid to Allied for such recalled Products, and (ii) all of Allied's other reasonable costs and expenses actually incurred by Allied in connection with the recall including, but not limited to, costs of retrieving Products already delivered to customers and costs and expenses Allied is required to pay for notification, shipping and handling charges; provided, however, that for each such recall (a) Allied will in good faith consult with CGA and, to the extent commercially reasonable, implement CGA's recommendations on whether or how best to conduct the recall including, without limitation, the recall notification and retrieval of Products and (b) prior to any reimbursement hereunder, Allied will provide CGA with detailed supporting documentation of all costs and expenses for which reimbursement is being sought, and (c) in no event will the direct costs and expenses described in (ii) above, include Allied's lost profits associated with such Products.

9.5 *Recall Indemnification.* If a recall of Products distributed after the Effective Date is due to anything other than CGA Error or an error at the fault of one of CGA's retailers (as defined in Section 9.4 hereof), Allied will (i) bear all costs associated with the recall, (ii) will remain responsible for the Purchase Price(s) and shall reimburse JVCo or CGA, as applicable, the Purchase Price(s) paid for such Products, (iii) will reimburse JVCo and CGA for all of the reasonable direct costs and expenses described above actually incurred by JVCo and CGA (if any) in connection with such recall including, but not limited to, administration of the recall and such other reasonable direct costs as may be reasonably related to the recall, and (iv) shall otherwise indemnify and hold harmless CGA and Affiliates and their respective directors, officers, agents and employees harmless from and

against any and all liabilities, claims, damages and expenses (including without limitation actual court costs and reasonable attorneys' fees regardless of outcome) resulting from or arising out of or in connection with and recall other than a recall caused by CGA Error.

9.6 *Wastage*. JVCo agrees that wastage, package openings and product returns due to shipping, package openings and reasons other than product recall will be capped at 10% volume of the purchase order.

9.7 *Expenses*. CGA and Allied will each bear their own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and, except as set forth in this Agreement, the performance of the obligations contemplated hereby.

9.8 *Reasonable Efforts*. CGA and Allied each hereby agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or proper to make effective the transactions contemplated by this Agreement, including such actions as may be reasonably necessary to obtain approvals and consents of governmental or regulatory authorities and other persons; provided, however, that no Party will be required to (i) pay money (other than as expressly required pursuant to this Agreement or as implicitly required in order for a Party to carry out its obligations hereunder), or (ii) assume any other material obligation not otherwise required to be assumed by this Agreement.

9.9 *Cooperation*.

(a) Cooperation with third persons. If either Party becomes engaged in or participates in any investigation, claim, litigation or other proceeding with any third person, including any government agency, relating in any way to the manufacturing, selling, marketing, or promoting the Products, the other Party will cooperate in all reasonable respects with such Party in connection therewith, including using its reasonable efforts to make available to the other such employees who may be helpful with respect to such investigation, claim, litigation or other proceeding, provided that, for purposes of this provision, reasonable efforts to make available any employee will be deemed to mean providing a Party with reasonable access to any such employee at no cost for a period of time not to exceed twenty-four (24) hours (e.g., three (3) eight (8) hour business days) and provided that neither Party is required to disclose any legally privileged documents or information to the other Party. Thereafter, any such employee will be made available for such time and upon such terms and conditions (including compensation) as the Parties may mutually agree.

(b) Cooperation with third party manufacturer. If CGA enters into an arrangement with a third party to manufacture Products for Allied in accordance herewith, or if CGA elects to transfer any portion of the manufacture of Products from one CGA facility to another CGA facility, then Allied will cooperate in all reasonable respects with CGA and such third party, if applicable, in obtaining any required government approvals. CGA will reimburse Allied for any reasonable costs incurred by Allied in providing such assistance

9.10 *Conflicting Rights*. Neither Party will grant any right to any third person which would violate the terms of or conflict with the rights granted by such Party to the other Party pursuant to this Agreement.

9.11 *Mutual Non Circumvent*.

(a) CGA and JVCo agree that neither party shall engage in discussions, nor request production from any factory, company, or group of individuals that Allied introduces to JVCo and/or JVCo. In addition, CGA will not engage Allied's producers or manufacturing teams to discuss, contract or otherwise relatid to product development or manufacturing unless the discussion has involved and has received Allied's written approval.

(b) Allied and JVCo agree that neither party shall engage in discussions, nor request production from any factory, company, or group of individuals that CGA introduces to JVCo and/or JVCo. In addition, Allied will not engage CGA's producers, manufacturing teams, retailers and sales agents to discuss, contract or otherwise relating to product development or manufacturing nor distribution unless the discussion has involved and has received CGA's written approval.

9.12 *Mutual Non-Solicitation*.

(a) The Parties agree that they shall not solicit contractors, employees or business associates of any other Party during the term of this Agreement and for a period of one (1) year thereafter.

9.13 *Deemed Breach of Covenant*. Neither CGA nor Allied will be deemed to be in breach of this Agreement if such Party's deemed breach is the result of any action or inaction on the part of the other Party.

10. MUTUAL INDEMNIFICATION

10.1 *Indemnification by CGA*. Subject to the provisions of 10.3, CGA shall defend, indemnify and hold Allied and its Affiliates and their respective directors, officers, agents and employees harmless from and against any and all liabilities, claims, damages and expenses (including without limitation actual court costs and reasonable attorneys' fees regardless of outcome) resulting from or arising out of or in connection with:

(a) any failure or alleged failure by CGA to act in accordance with the terms of this Agreement and/or any applicable laws and regulations in connection with the Products or the packaging or storing of the Products;

(b) any activities of CGA relating to the promotion, marketing, sale and distribution of the Products; and/or

(c) any negligent or intentionally wrongful acts or omissions of CGA, or any breach by CGA of this Agreement, including breach of any representation, warranty or covenant made by it in this Agreement. Notwithstanding the foregoing, CGA's indemnification under this paragraph shall not apply to any liability, damage, loss or expense to the extent that it is attributable to the negligent acts or omissions, reckless misconduct or intentional misconduct of Allied.

10.2 *Indemnification by Allied*. Subject to the provisions of Section 10.3, Allied shall defend, indemnify and hold CGA and its Affiliates and their respective directors, officers, agents and employees harmless from and against any and all liabilities, claims, damages and expenses (including without limitation actual court costs and reasonable attorneys' fees regardless of outcome) resulting from or arising out of or in connection with:

(a) any failure or alleged failure by Allied to act in accordance with the terms of this Agreement and/or any applicable laws and regulations in connection with the Products or the manufacturing, sale, or marketing of the Products;

(b) any negligent or intentionally wrongful acts or omissions of Allied, or any breach by Allied of this Agreement, including breach of any representation, warranty or covenant made by it in this Agreement;

(c) any infringement of the Products of the patent, trademark, copyright, trade secret or other intellectual property rights of any third party;

(d) product liability claims that result in personal injury or death, to the extent they are caused by the Products; and/or

(e) Notwithstanding the foregoing, Allied's indemnification under this paragraph shall not apply to any liability, damage, loss or expense to the extent that it is attributable to the negligent acts or omissions, reckless misconduct or intentional misconduct of CGA.

10.3 *Limitation of Liability*. IN NO EVENT WILL EITHER PARTY BE LIABLE FOR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR DAMAGES FOR LOST PROFITS, HOWEVER CAUSED OR UPON ANY THEORY OF LIABILITY, ARISING OUT OF THIS AGREEMENT OR THE PERFORMANCE OF, OR THE FAILURE TO PERFORM, ANY OBLIGATIONS SET FORTH HEREIN.

11. GENERAL PROVISIONS

11.1 *Assignment*. This Agreement and the rights, duties, and obligations of either Party hereunder may not be assigned by either Party without the prior written consent of the other Party, which consent will not be unreasonably withheld.

11.2 *Notices*. Unless otherwise stated in this Agreement as to the method of delivery, all notices or other communications required or permitted to be given hereunder will be in writing and will be deemed to have been duly given if delivered by hand, courier, facsimile or if mailed first class, postage prepaid, by registered or certified mail, return receipt requested (such notices will be deemed to have been given on the date delivered in the case of hand delivery or delivery by courier, on the date set forth in the confirmation sheet in the case of facsimile delivery, and on the fifth business day following the date of post mark in the case of delivery by mail) as follows:

CBD Group Asia Limited	Allied Corp.
Attention: James Foster, CEO Email: 2410 Fortis Tower 77-79 Gloucester Road Hong Kong	Attention: Calum Hughes, CEO Email: calum@allied.health Mail: Suite 201 – 1405 St Paul St Kelowna, BC V1Y 2E9

or in any case to such other address or addresses as hereafter will be furnished in a written notice as provided in this Section 11.2 by any Party hereto to the other Party.

11.3 *Waiver*. Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof only by a written instrument executed by such Party. No delay on the part of CGA or Allied in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of either CGA or Allied of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

11.4 *Entire Agreement*. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements or understandings of the Parties relating thereto. In the event of any conflict between the terms of a purchase order and this Agreement, the terms of this Agreement shall prevail.

11.5 *Amendment*. This Agreement may be modified or amended only by written agreement of the Parties hereto signed by authorized representatives of the Parties.

11.6 *Governing Law*. This Agreement will be governed and construed in accordance with the laws of the Province of British Columbia Canada, excluding any choice of law rules that may direct the application of the law of another jurisdiction. The parties hereby attorn to the exclusive jurisdiction of the courts of competent jurisdiction in British Columbia in any proceeding hereunder.

11.7 *Counterparts*. This Agreement may be executed in any number of counterparts, each of which will be deemed an original but all of which together will constitute a single instrument.

11.8 *Captions*. All section titles or captions contained in this Agreement and in any exhibit, schedule or certificate referred to herein or annexed to this Agreement are for convenience only, will not be deemed a part of this Agreement and will not affect the meaning or interpretation of this Agreement.

11.9 *No Third Person Rights*. No provision of this Agreement will be deemed or construed in any way to result in the creation of any rights or obligations in any person not a Party to this Agreement (except for the rights of a Party's Affiliates and its and its Affiliates' directors, officers and employees to receive indemnification from the other Party hereunder).

11.10 *Construction*. This Agreement will be deemed to have been drafted by both CGA and Allied and will not be construed against either Party as the draftsperson hereof. Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively, (c) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (d) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; and (e) the term "including" or "includes" means "including without limitation" or "includes without limitation." Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified.

11.11 *Severability*. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective while this Agreement remains in effect, the legality, validity and enforceability of the remaining provisions will not be affected thereby.

11.12 *Force Majeure*. If either Party is prevented from complying, either totally or in part, with any of the terms or provisions set forth herein by reason of force majeure, including, by way of example and not of limitation, fire, flood, explosion, storm, strike, lockout or other labor dispute, riot, war, rebellion, accidents, acts of God, acts of governmental agencies or instrumentalities, failure of suppliers or any other similar or dissimilar cause, in each case to the extent beyond its control despite its commercially reasonable efforts to avoid, minimize, and resolve such cause as promptly as possible, said Party will (a) provide written notice of same to the other Party, and (b) subject to its following obligations with respect to said Party's efforts to remove the disability, its obligations that are prevented from compliance by such force majeure are suspended, without liability, during such period of force majeure. Said notice will be provided within five (5) business days of the occurrence of such event and will identify the requirements of this Agreement or such of its obligations as may be affected. The Party prevented from performing hereunder will use commercially reasonably efforts to remove such disability as promptly as possible and will continue performance whenever such causes are removed. The Party so affected will give to the other Party a good faith estimate of the continuing effect of the force majeure condition and the duration of the affected Party's nonperformance.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

ALLIED CORP. ____________________________ Authorized Signatory	**CBD GROUP ASIA LIMITED** Per: ____________________________ Authorized Signatory

SCHEDULE A

SERVICES

Service	Responsibility
Label design. Supply of Products from production to inventory Warehouse (anticipated in Hong Kong)	Allied
Marketing and negotiating sales contracts. Collection of funds from retailers into JVCo account.	CGA
Coordinating deliveries of products including regulatory clearance and customs activities for successful delivery of products to JVCo warehouse	CGA
Marketing of product into Asia	CGA